EXHIBIT 99.1

Greg Parker
Investor Relations
210/220-5632
or
Renee Sabel
Media Relations
210/220-5416
FOR IMMEDIATE RELEASE
April 28, 2004

CULLEN/FROST REPORTS FIRST QUARTER
RESULTS AND TIMING OF EARNINGS CONFERENCE CALL

SAN ANTONIO - Cullen/Frost Bankers, Inc. (NYSE: CFR) today reported first quarter 2004 net income of $32.9 million, an increase of 6.6 percent over the $30.9 million reported for the first quarter of 2003. On a per share basis, earnings for the quarter were $.62 per diluted common share, up 5.1 percent from the $.59 per diluted common share a year earlier.

For the first quarter of 2004, non-interest income rose 10.3 percent to $57.4 million, including a net loss from securities transactions of $1.7 million. Non-interest income for the same quarter a year earlier was $52.0 million. Primary drivers of this increase in non-interest income were trust fees, which grew 20.6 percent over the same quarter in 2003, and insurance revenues, where there was a 15.1 percent increase from the previous year's first quarter. The provision for loan losses was $500 thousand compared to $3.6 million a year earlier. Average deposits for the quarter were $7.6 billion, up 3.6 percent compared to the $7.3 billion reported in the first quarter a year ago. Average loans were $4.6 billion, a 2.1 percent increase over 2003 first quarter loans of $4.5 billion.

"The quarterly performance we are reporting today continues to reflect the low rate environment in which we are operating." said Cullen/Frost Chairman and CEO Dick Evans. "Fee income continues to grow and currently represents almost 42 percent of our total revenue. Double-digit increases in trust fees and insurance revenues were key contributors to our fee-based revenues. This increasing ratio of fee income to total revenue continues to help us mitigate the negative impact of the ongoing low interest rate environment."

Return on average assets and equity for the first quarter of 2004 were 1.42 percent and 16.89 percent respectively, compared to 1.33 percent and 17.63 percent for the same quarter the previous year.

Noted financial data for the first quarter follows:

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Net interest income on a taxable equivalent basis was $79.7 million compared to the $79.4 million reported in the first quarter of 2003. First quarter net interest margin was 4.03 percent, compared to 4.10 percent a year ago, and up slightly over the fourth quarter of 2003. While we have experienced strong growth in our deposit base, the current low-rate environment continues to negatively impact our net interest income as earning assets have priced downward.

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Non-interest income for the first quarter of 2004 increased to $57.4 million, a 10.3 percent increase over the $52.0 million reported a year earlier. Driving this growth were a 20.6 percent increase in trust fees, which grew from $10.9 million in the first quarter of 2003 to $13.1 million, along with a 15.1 percent increase in insurance commissions and fees, which rose from $8.8 million a year ago to $10.2 million this quarter. Trust fees were up primarily because of an increase in investment fees resulting from improved market conditions. The increase in insurance commissions and fees was due to an increase in contingent commissions received on policies previously placed and also the impact of strong sales efforts and the effect of higher insurance premiums. In other income, the Corporation recognized income of $1.1 million due to the termination and settlement of an operational contract. Also, during the quarter the Corporation recognized a $1.7 million net loss from securities transactions resulting primarily from the sale of $176.3 million in mortgage-backed securities as a part of a restructuring of the securities portfolio. The Corporation expects this restructuring to have a favorable impact on net interest income going forward.

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Non-interest expense for the quarter was $86.6 million, up 6.8 percent over the $81.1 million for the first quarter of 2004. The increase in total salaries and related employee benefits was primarily the result of normal merit increases and costs relating to salaries and benefits for additional employees. Frost Insurance Agency salaries were up this quarter as a result of higher revenues.

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For the first quarter of 2004, the provision for possible loan losses was $500 thousand compared to net charge-offs for the quarter of $1.4 million. The loan loss provision for the first quarter of 2003 was $3.6 million, compared to net charge-offs of $2.8 million. Non-performing assets at quarter end increased to $50.3 million, compared to $48.1 million a year earlier, but down from $52.8 million the previous quarter. The allowance for possible loan losses as a percentage of loans at March 31, 2004 was 1.75 percent, compared with 1.85 percent at the end of the first quarter of 2003.

Cullen/Frost Bankers, Inc. will host a conference call on April 28, 2004 at 10:00 a.m. Central Daylight Time (CDT) to discuss the results for the first quarter. The media and other interested parties are invited to access the call in a "listen only" mode at (domestic) 1-800-944-6430 or (international) 1-706-645-0331. Digital playback of the conference call will be available after 11:00 a.m. CDT until midnight Sunday May 2, 2004 at 1-800-642-1687 with Conference ID # of 6590581. The call will also be available by webcast at the URL listed below and available for playback after 2:00 p.m. CDT; www.frostbank.com, go to "About Frost" on the top navigation bar, then click on Investor Relations.

Cullen/Frost Bankers, Inc. is a financial holding company, headquartered in San Antonio, with assets of $10.0 billion at March 31, 2004. The corporation provides a full range of commercial and consumer banking products, investment and brokerage services, insurance products and investment banking services. Its subsidiary, Frost Bank, operates 79 financial centers across Texas in Austin, Boerne, Corpus Christi, Dallas, Fort Worth, Galveston, Harlingen, Houston, McAllen, New Braunfels, San Antonio and San Marcos. Founded in 1868, Frost is the largest national bank headquartered in Texas, helping Texans with their financial needs during three centuries. Cullen/Frost Bankers' stock is traded on the New York Stock Exchange under the symbol CFR.

Forward-Looking Statements and Factors that Could Affect Future Results

   Certain statements contained in this Earnings Release that are not statements of historical fact constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 (the "Act"), notwithstanding that such statements are not specifically identified. In addition, certain statements may be contained in the Corporation's future filings with the SEC, in press releases, and in oral and written statements made by or with the approval of the Corporation that are not statements of historical fact and constitute forward-looking statements within the meaning of the Act. Examples of forward-looking statements include, but are not limited to: (i) projections of revenues, expenses, income or loss, earnings or loss per share, the payment or nonpayment of dividends, capital structure and other financial items; (ii) statements of plans and objectives of Cullen/Frost or its management or Board of Directors, including those relating to products or services; (iii) statements of future economic performance; and (iv) statements of assumptions underlying such statements. Words such as "believes", "anticipates", "expects", "intends", "targeted" and similar expressions are intended to identify forward-looking statements but are not the exclusive means of identifying such statements.

   Forward-looking statements involve risks and uncertainties that may cause actual results to differ materially from those in such statements. Factors that could cause actual results to differ from those discussed in the forward-looking statements include, but are not limited to:

w	Local, regional and international economic conditions and the impact they may have on the Corporation and its customers and the Corporation's assessment of that impact.
w	Changes in estimates of future reserve requirements based upon the periodic review thereof under relevant regulatory and accounting requirements.
w	The effects of and changes in trade, monetary and fiscal policies and laws, including interest rate policies of the Federal Reserve Board.
w	Inflation, interest rate, market and monetary fluctuations.
w	Political instability.
w	Acts of war or terrorism.
w	The timely development and acceptance of new products and services and perceived overall value of these products and services by users.
w	Changes in consumer spending, borrowings and savings habits.
w	Technological changes.
w	Acquisitions and integration of acquired businesses.
w	The ability to increase market share and control expenses.
w	Changes in the competitive environment among financial holding companies.
w	The effect of changes in laws and regulations (including laws and regulations concerning taxes, banking, securities and insurance) with which the Corporation and its subsidiaries must comply.
w	The effect of changes in accounting policies and practices, as may be adopted by the regulatory agencies as well as the Financial Accounting Standards Board and other accounting standard setters.
w	Changes in the Corporation's organization, compensation and benefit plans.
w	The costs and effects of litigation and of unexpected or adverse outcomes in such litigation.
w	Greater than expected costs or difficulties related to the integration of new lines of business.
w	The Corporation's success at managing the risks involved in the foregoing items.

   Forward-looking statements speak only as of the date on which such statements are made. The Corporation undertakes no obligation to update any forward-looking statement to reflect events or circumstances after the date on which such statement is made, or to reflect the occurrence of unanticipated events.

Cullen/Frost Bankers, Inc.
CONSOLIDATED FINANCIAL SUMMARY (UNAUDITED)

	2004	2003

	1st Qtr	4th Qtr	3rd Qtr	2nd Qtr	1st Qtr

CONDENSED INCOME STATEMENTS

Net interest income	$78,332	$79,526	$77,454	$78,669	$78,109
Net interest income(1)	79,691	80,806	78,756	79,971	79,412
Provision for possible loan losses	500	1,500	1,998	3,446	3,600
Non-interest income
Trust fees	13,107	12,769	11,646	12,206	10,865
Service charges on deposit accounts	21,683	22,373	22,576	21,752	21,104
Insurance commissions and fees	10,163	5,912	7,276	6,641	8,831
Other charges, commissions and fees	4,309	4,245	6,334	4,440	3,649
Net gain (loss) on securities transactions	(1,739)	--	40	--	--
Other	9,866	7,553	7,339	10,221	7,589

Total non-interest income	57,389	52,852	55,211	55,260	52,038

Non-interest expense
Salaries and wages	38,760	37,194	37,408	35,523	36,497
Employee benefits	11,484	9,176	9,129	9,420	10,591
Net occupancy	7,330	7,040	7,804	7,372	7,070
Furniture and equipment	5,449	5,496	5,418	5,395	5,459
Intangible amortization	1,404	1,409	1,412	1,380	1,685
Other	22,170	22,151	21,111	21,126	19,769

Total non-interest expense	86,597	82,466	82,282	80,216	81,071

Income from continuing operations before taxes	48,624	48,412	48,385	50,267	45,476
Income taxes	15,719	15,777	15,622	16,034	14,606

Net income	$32,905	$32,635	$32,763	$34,233	$30,870

PER SHARE DATA

Net income - basic	$0.64	$0.63	$0.64	$0.67	$0.60
Net income - diluted	0.62	0.61	0.62	0.65	0.59
Cash dividends	0.24	0.24	0.24	0.24	0.22
Book Value	15.19	14.87	14.69	14.57	13.99

OUTSTANDING SHARES

Period-end shares	51,329	51,776	51,752	51,464	51,347
Weighted-average shares - basic	51,666	51,713	51,503	51,307	51,239
Dilutive effect of stock compensation	1,525	1,521	1,315	1,046	962
Weighted-average shares - diluted	53,191	53,234	52,818	52,353	52,201

SELECTED ANNUALIZED RATIOS

Return on average assets	1.42%	1.37%	1.33%	1.41%	1.33%
Return on average equity	16.89	17.02	17.78	18.72	17.63
Net interest income to average earning assets(1)	4.03	4.01	3.88	3.95	4.10

(1) Taxable-equivalent basis assuming a 35% tax rate.

Cullen/Frost Bankers, Inc.
CONSOLIDATED FINANCIAL SUMMARY (UNAUDITED)

	2004		2003

	1st Qtr	4th Qtr	3rd Qtr	2nd Qtr	1st Qtr

BALANCE SHEET SUMMARY

($ in millions)
Average Balance:
Loans	$4,630	$4,543	$4,457	$4,455	$4,534
Earning assets	7,982	8,029	8,083	8,181	7,811
Total assets	9,313	9,422	9,737	9,755	9,416
Non-interest-bearing demand deposits	2,860	2,974	3,203	3,076	2,895
Interest-bearing deposits	4,751	4,675	4,545	4,489	4,448
Total deposits	7,611	7,649	7,748	7,565	7,343
Shareholders' equity	784	761	731	733	710

Period-End Balance:
Loans	$4,726	$4,591	$4,526	$4,462	$4,511
Earning assets	8,605	8,132	8,018	8,445	8,084
Goodwill and intangible assets	113	115	116	118	119
Total assets	9,990	9,672	9,655	10,014	9,815
Total deposits	7,773	8,069	7,740	7,902	7,754
Shareholders' equity	780	770	760	750	718
Adjusted shareholders' equity(1)	758	762	745	717	692

ASSET QUALITY

($ in thousands)
Allowance for possible loan losses:	$82,587	$83,501	$83,410	$83,410	$83,410
as a percentage of Period-end loans	1.75%	1.82%	1.84%	1.87%	1.85%

Net charge-offs:	$1,414	$1,409	$1,998	$3,446	$2,774
As a percentage of
average loans	0.12%	0.12%	0.18%	0.31%	0.25%

Non-performing assets:
Non-accrual loans	$45,415	$47,451	$34,218	$37,153	$39,100
Foreclosed assets	4,875	5,343	6,977	6,403	9,009

Total	$50,290	$52,794	$41,195	$43,556	$48,109

As a percentage of:
Total assets	0.50%	0.55%	0.43%	0.43%	0.49%
Total loans plus foreclosed assets	1.06	1.15	0.91	0.97	1.06

CONSOLIDATED CAPITAL RATIOS

Tier 1 Risk-Based Capital Ratio	12.76%	11.41%	11.36%	11.11%	10.78%
Total Risk-Based Capital Ratio	16.26	15.01	15.00	14.79	14.48
Leverage Ratio	9.21	7.83	7.39	7.10	7.07
Equity to Assets Ratio (period-end)	7.80	7.96	7.87	7.49	7.32
Equity to Assets Ratio (average)	8.42	8.08	7.51	7.51	7.54

(1) Shareholders' equity excluding accumulated other comprehensive income (loss).

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